Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 18, 2025, which includes an explanatory paragraph relating to Silicon Valley Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Silicon Valley Acquisition Corp. as of August 8, 2025, and for the period from July 21, 2025 (inception) through August 8, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 18, 2025